FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0131952016-3
F.V. Aguilar (signature)	Filing Number 20265796242
Secretary of State State Of Nevada	Filed On 06/07/2026 06:03:06 AM
	Number of Pages 2

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: **Origin Tea Inc.** Entity or Nevada Business Identification Number (NVID): **NV20161171730**
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: **The Corporation is authorized to issue 345,000,000 shares of Common Stock, par value $0.001 per share.**
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: **Following the effectiveness of the reverse stock split described herein, the Corporation shall be authorized to issue 43,125,000 shares of Common Stock, par value $0.001 per share.**
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: **At the effective time of the amendment, every eight (8) issued and outstanding shares of Common Stock shall be combined into one (1) issued and outstanding share of Common Stock, constituting a one-for-eight (1-for-8) reverse stock split.**
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: **No fractional shares shall be issued in connection with the reverse stock split. Any fractional share resulting from the reverse stock split shall be rounded up to the nearest whole share.**
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective Date and time: (Optional)	Date: **06/22/2026** Time: **12:01 AM** (must not be later than 90 days after the certificate is filed)

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

8. Signature: (Required)	X Xiangying Meng Signature of Officer	Officer Title	06/07/2026 Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.